Exhibit 99.3

FORM OF LETTER TO STOCKHOLDERS WHO ARE

RECORD HOLDERS

GEOMET, INC.

Series A Convertible Redeemable Preferred Stock, par value $0.001 per share

Offered Pursuant to Subscription Rights Distributed to Stockholders of GeoMet, Inc.

July 29, 2010

Dear Stockholder:

This letter is being distributed by GeoMet, Inc. (the “Company”) to all holders of record of shares of its common stock as of the close of business on July 26, 2010 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Series A Convertible Redeemable Preferred Stock, par value $.001 per share (the “preferred stock”). The Rights and the preferred stock are described in the Company’s prospectus supplement dated July 29, 2010 and prospectus dated December 8, 2009 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 4,000,000 shares of preferred stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern time, on August 18, 2010, unless extended by the Company as described in the Prospectus (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for every 9.8656905 shares of common stock owned on the Record Date, subject to adjustment to eliminate fractional rights. Stockholders owning less than 9.8656905 shares of common stock will receive one Right.

Each whole Right entitles you to purchase one (1) share of preferred stock at the cash price of $10.00 per share (the “Subscription Price”). The Company is not requiring a minimum subscription to complete the Rights Offering.

You will not receive fractional shares of preferred stock or cash in lieu of fractional shares of preferred stock as a result of your exercise of Rights. Stockholders that beneficially own at least one share of common stock, but less than ten shares of common stock, will receive the Right to purchase one share of our preferred stock. Otherwise, fractional Rights will be rounded down to the nearest whole number to ensure that the Company offers no more than 4,000,000 shares of preferred stock in the Rights Offering. For example, if you owned 1,000 shares of common stock as of the Record Date, you would receive 101 Rights (101.36137 rounded down to the nearest whole number), which would entitle you to purchase 101 shares of preferred stock at the subscription price of $10.00 per share through the exercise of your Rights.

The common stock of the Company is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “GMET.” The Rights are transferable, and the Company has applied to list the Rights on NASDAQ under the symbol “GMETR.” The Company intends to apply to list the preferred stock on NASDAQ under the symbol “GMETP”; however, the Company will not know until the completion of the Rights Offering whether there will be a sufficient number of holders of the preferred stock to meet the listing standards of NASDAQ. The Rights will be evidenced by Rights certificates (the “Rights Certificates”) and may be exercised at any time during the subscription period until 5:00 p.m., Eastern time, on August 18, 2010 (or if the subscription period is extended, on the extended Expiration Date).

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. Instructions as to Use of GeoMet, Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by GeoMet, Inc.); and

4. A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you must complete properly and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment in full of the Subscription Price for each share of preferred stock subscribed for, to the Subscription Agent, as indicated in the Prospectus Supplement in the Section entitled “The Rights Offering.” The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment in full of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot change or revoke the exercise of its Rights or request a refund of monies paid. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent. The Information Agent’s telephone number is (212) 269-5550 (collect) or (800) 949-2583 (toll free). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

GeoMet, Inc.